Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors Planet Fitness, Inc.:

We consent to the use of our report dated March 4, 2016, with respect to the consolidated balance sheets of Planet Fitness, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2015, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts

June 20, 2016